Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Fourth Quarter and Year Ended December 31, 2016

MECHANICSBURG, PENNSYLVANIA — February 23, 2017 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its fourth quarter and year ended December 31, 2016.

For the fourth quarter ended December 31, 2016, net operating revenues increased to $1,046.3 million, compared to $1,039.2 million for the same quarter, prior year.  Income from operations decreased to $55.7 million for the fourth quarter ended December 31, 2016, compared to $62.3 million for the same quarter, prior year. Net income was $20.5 million for the fourth quarter ended December 31, 2016, which includes a pre-tax non-operating gain of $5.6 million. Net income was $25.8 million for the fourth quarter ended December 31, 2015. Earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Concentra acquisition costs, Physiotherapy acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries (“Adjusted EBITDA”) for the fourth quarter ended December 31, 2016 was $97.7 million, compared to $100.8 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release. Income per common share for the fourth quarter ended December 31, 2016 was $0.15 on a fully diluted basis, compared to $0.22 for the same quarter, prior year. Excluding the non-operating gain and related tax effect, adjusted income per common share was $0.12 per diluted share for the fourth quarter ended December 31, 2016. A reconciliation of income per common share to adjusted income per common share for both the fourth quarters ended December 31, 2016 and 2015 is presented in table IX of this release.

For the year ended December 31, 2016, net operating revenues increased 14.5% to $4,286.0 million, compared to $3,742.7 million for the prior year. Income from operations increased 9.1% to $299.8 million for the year ended December 31, 2016, compared to $274.8 million for the prior year. Net income was $125.3 million for the year ended December 31, 2016, which includes a pre-tax non-operating gain of $42.7 million and a pre-tax loss on early retirement on debt of $11.6 million. Net income was $136.0 million for the year ended December 31, 2015, which includes a pre-tax non-operating gain of $29.6 million. Adjusted EBITDA for the year ended December 31, 2016 increased 16.7% to $465.8 million, compared to $399.2 million for the prior year. A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the year ended December 31, 2016 was $0.87 on a fully diluted basis, compared to $0.99 for the prior year. Excluding the non-operating gain, loss of early retirement of debt, and related tax effects, adjusted income per common share was $0.61 per diluted share for the year ended December 31, 2016. Excluding the non-operating gain and related tax effect, adjusted income per common share was $0.85 per diluted share for the year ended December 31, 2015. A reconciliation of income per common share to adjusted income per common share for both the years ended December 31, 2016 and 2015 is presented in table IX of this release.

Specialty Hospitals Segment

For the fourth quarter ended December 31, 2016, net operating revenues for the specialty hospitals segment decreased to $560.2 million, compared to $593.3 million for the same quarter, prior year. Adjusted EBITDA for the specialty hospitals segment decreased to $63.8 million for the fourth quarter ended December 31, 2016, compared to $86.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the specialty hospitals segment was 11.4% for the fourth quarter ended December 31, 2016, compared to 14.5% for the same quarter, prior year. The Adjusted EBITDA results for the specialty hospitals segment include start-up losses of approximately $2.4 million for the fourth quarter ended December 31, 2016, compared to $4.9 million for the same quarter, prior year.  Certain specialty hospitals key statistics for both the fourth quarters ended December 31, 2016 and 2015 are presented in table VI of this release.

For the year ended December 31, 2016, net operating revenues for the specialty hospitals segment decreased to $2,289.5 million, compared to $2,346.8 million for the prior year. Adjusted EBITDA for the specialty hospitals segment decreased to $281.5 million for the year ended December 31, 2016, compared to $327.6 million for the prior year. The Adjusted EBITDA margin for the specialty hospitals segment was 12.3% for the year ended December 31, 2016, compared to 14.0% for the prior year. The Adjusted EBITDA results for the specialty hospitals segment include start-up losses of approximately $21.8 million for the year ended December 31, 2016, compared to $16.8 million for the prior year. Certain specialty hospitals key statistics for both the years ended December 31, 2016 and 2015 are presented in table VII of this release.

Outpatient Rehabilitation Segment

The financial results of the outpatient rehabilitation segment include the contract therapy businesses through March 31, 2016 and Physiotherapy Associates Holdings, Inc. (“Physiotherapy”) beginning March 4, 2016.

For the fourth quarter ended December 31, 2016, net operating revenues for the outpatient rehabilitation segment increased 21.1% to $249.7 million, compared to $206.2 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 30.8% to $30.8 million for the fourth quarter ended December 31, 2016, compared to $23.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 12.3% for the fourth quarter ended December 31, 2016, compared to 11.4% for the same quarter, prior year. Certain outpatient rehabilitation key statistics for both the fourth quarters ended December 31, 2016 and 2015 are presented in table VI of this release.

For the year ended December 31, 2016, net operating revenues for the outpatient rehabilitation segment increased 22.9% to $995.4 million, compared to $810.0 million for the prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 32.2% to $129.8 million for the year ended December 31, 2016, compared to $98.2 million for the prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 13.0% for the year ended December 31, 2016, compared to 12.1% for the prior year. Certain outpatient rehabilitation key statistics for both the years ended December 31, 2016 and 2015 are presented in table VII of this release.

Concentra Segment

The financial results of Concentra, which is operated through a joint venture subsidiary, are consolidated with Select Medical’s commencing on the acquisition date of June 1, 2015.

For the fourth quarter ended December 31, 2016, net operating revenues for the Concentra segment decreased to $236.4 million, compared to $239.4 million for the same quarter, prior year.   Adjusted EBITDA for the Concentra segment increased 116.4% to $24.9 million for the fourth quarter ended December 31, 2016, compared to $11.5 million for the same quarter, prior year.  The Adjusted EBITDA margin for the Concentra segment was 10.5% for the fourth quarter ended December 31, 2016, compared to 4.8% for the same quarter, prior year. Certain Concentra key statistics for both the fourth quarters ended December 31, 2016 and 2015 are presented in table VI of this release.

For the year ended December 31, 2016, net operating revenues for the Concentra segment were $1,000.6 million, compared to $585.2 million for the prior year.  Adjusted EBITDA for the Concentra segment was $143.0 million for the year ended December 31, 2016, compared to $48.3 million for the prior year. The Adjusted EBITDA margin for the Concentra segment was 14.3% for the year ended December 31, 2016, compared to 8.3% for the prior year.  Certain Concentra key statistics for both the years ended December 31, 2016 and 2015 are presented in table VII of this release.

Stock Repurchase Program

Select Medical did not repurchase shares during the year ended December 31, 2016 under its authorized $500.0 million stock repurchase program. The program has been extended until December 31, 2017, and will remain in effect until then, unless further extended or earlier terminated by the board of directors.

Proposed Refinancing

As announced on January 27, 2017, Select Medical is in negotiations to refinance its senior secured credit facility.  Select Medical expects that its new senior secured credit facility, which will replace the existing senior secured credit facility, will consist of $1,150.0 million of term loans with an interest rate of LIBOR plus 3.50% subject to a 1.00% LIBOR floor and a $450.0 million revolving credit facility with an interest rate of LIBOR plus 3.25%.  The proposed refinancing is subject to customary terms and conditions, including negotiation and execution of definitive documentation.  Select Medical anticipates that the refinancing, if completed, would close in March of 2017.

Business Outlook

Select Medical reaffirms its 2017 business outlook, provided most recently in its January 6, 2017 press release, for net operating revenues, Adjusted EBITDA and fully diluted income per common share. Select Medical continues to expect consolidated net operating revenues for the full year 2017 to be in the range of $4.4 billion to $4.6 billion. Select Medical continues to expect Adjusted EBITDA for the full year 2017 to be in the range of $540.0 million to $580.0 million. Select Medical continues to expect fully diluted income per common share for the full year 2017 to be in the range of $0.73 to $0.91. The above business outlook does not take into consideration the effects of the proposed refinancing.

Conference Call

Select Medical will host a conference call regarding its fourth quarter and full year ended December 31, 2016 results, as well as its business outlook, on Friday, February 24, 2017, at 9:00am EST. The domestic dial in number for the call is 1-877-430-7741. The international dial in number is 1-615-247-0054. The passcode for the call is 59651514. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm

EST, March 3, 2017. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The passcode for the replay will be 59651514. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals, outpatient rehabilitation clinics and occupational health centers in the United States based on the number of facilities. As of December 31, 2016, Select Medical operated 103 long term acute care hospitals and 20 acute medical rehabilitation hospitals in 27 states and 1,611 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 300 centers in 38 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At December 31, 2016, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                       changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                       the impact of the Bipartisan Budget Act of 2013, which established payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                    the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                    the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                    a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                    acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                    our plans and expectations related to the acquisitions of Concentra Inc. and Physiotherapy Associates Holdings, Inc. and our ability to realize anticipated synergies;

•                    private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•                    the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                    competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                    the loss of key members of our management team could significantly disrupt our operations;

•                    the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                    other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of our quarterly reports on Form 10-Q and of the annual report on Form 10-K.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2015 and 2016

(In thousands, except per share amounts, unaudited)

	2015	2016	% Change

Net operating revenues	$1,039,205	$1,046,265	0.7%

Costs and expenses:
Cost of services	902,328	909,893	0.8
General and administrative	24,135	25,701	6.5
Bad debt expense	16,129	17,502	8.5
Depreciation and amortization	34,313	37,424	9.1

Income from operations	62,300	55,745	(10.5)

Equity in earnings of unconsolidated subsidiaries	4,023	5,477	36.1
Non-operating gain	—	5,557	N/M
Interest expense	(33,088)	(42,419)	28.2

Income before income taxes	33,235	24,360	(26.7)

Income tax expense	7,388	3,879	(47.5)

Net income	25,847	20,481	(20.8)

Less: Net income (loss) attributable to non-controlling interests	(3,480)	309	N/M

Net income attributable to Select Medical Holdings Corporation	$29,327	$20,172	(31.2)%

Weighted average shares outstanding(1):
Basic	127,292	128,274
Diluted	127,464	128,436

Income per common share(1):
Basic	$0.22	$0.15
Diluted	$0.22	$0.15

(1)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $0.6 million and $0.9 million for the three months ended December 31, 2016 and 2015, respectively.  Unvested restricted weighted average shares were 4,261 thousand and 4,021 thousand for the three months ended December 31, 2016 and 2015, respectively.

N/M = Not Meaningful

II.  Condensed Consolidated Statements of Operations

For the Years Ended December 31, 2015 and 2016

(In thousands, except per share amounts, unaudited)

	2015	2016	% Change

Net operating revenues	$3,742,736	$4,286,021	14.5%

Costs and expenses:
Cost of services	3,211,541	3,664,843	14.1
General and administrative	92,052	106,927	16.2
Bad debt expense	59,372	69,093	16.4
Depreciation and amortization	104,981	145,311	38.4

Income from operations	274,790	299,847	9.1

Loss on early retirement of debt	—	(11,626)	N/M
Equity in earnings of unconsolidated subsidiaries	16,811	19,943	18.6
Non-operating gain	29,647	42,651	N/M
Interest expense	(112,816)	(170,081)	50.8

Income before income taxes	208,432	180,734	(13.3)

Income tax expense	72,436	55,464	(23.4)

Net income	135,996	125,270	(7.9)

Less: Net income attributable to non-controlling interests	5,260	9,859	87.4

Net income attributable to Select Medical Holdings Corporation	$130,736	115,411	(11.7)%

Weighted average shares outstanding(1):
Basic	127,478	127,813
Diluted	127,752	127,968

Income per common share(1):
Basic	$1.00	$0.88
Diluted	$0.99	$0.87

Dividends paid per share	$0.10	—

(1)               Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $3.5 million and $3.8 million for the years ended December 31, 2016 and 2015, respectively.  Unvested restricted weighted average shares were 4,022 thousand and 3,847 thousand for the years ended December 31, 2016 and 2015, respectively.

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2015	December 31, 2016
Assets
Cash	$14,435	$99,029
Accounts receivable, net	603,558	573,752
Current deferred tax asset	28,688	45,165
Other current assets	102,473	90,122
Total Current Assets	749,154	808,068
Property and equipment, net	864,124	892,217
Goodwill	2,314,624	2,751,000
Other identifiable intangibles, net	318,675	340,562
Other assets	142,101	152,548
Total Assets	$4,388,678	$4,944,395
Liabilities and Equity
Payables and accruals	$504,119	$557,979
Current portion of long-term debt and notes payable	225,166	13,656
Total Current Liabilities	729,285	571,635
Long-term debt, net of current portion	2,160,730	2,685,333
Non-current deferred tax liability	218,705	222,847
Other non-current liabilities	133,220	136,520
Total Liabilities	3,241,940	3,616,335
Redeemable non-controlling interests	238,221	422,159
Total equity	908,517	905,901
Total Liabilities and Equity	$4,388,678	$4,944,395

IV.  Condensed Consolidated Statements of Cash Flows

For the Three Months Ended December 31, 2015 and 2016

(In thousands, unaudited)

	2015	2016
Operating activities
Net income	$25,847	$20,481
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	2,155	4,331
Depreciation and amortization	34,313	37,424
Provision for bad debts	16,129	17,502
Equity in earnings of unconsolidated subsidiaries	(4,023)	(5,477)
Loss (gain) on sale of assets and businesses	166	(4,578)
Gain on sale of equity investment	—	(2,538)
Stock compensation expense	5,741	4,489
Amortization of debt discount, premium and issuance costs	2,797	3,811
Deferred income taxes	4,867	497
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(43,794)	1,456
Other current assets	2,077	5,356
Other assets	173	4,144
Accounts payable and accrued expenses	(41,464)	(21,056)
Net cash provided by operating activities	4,984	65,842

Investing activities
Acquisition of businesses, net of cash acquired	(11,756)	(57,975)
Purchases of property and equipment	(68,650)	(43,373)
Investment in businesses	(644)	(1,583)
Proceeds from sale of equity investment	—	2,538
Proceeds from sale of assets and businesses	225	9,075
Net cash used in investing activities	(80,825)	(91,318)

Financing activities
Borrowings on revolving facilities	295,000	155,000
Payments on revolving facilities	(220,000)	(110,000)
Payments on term loans	(1,125)	(3,192)
Borrowings of other debt	2,333	3,920
Principal payments on other debt	(6,094)	(5,924)
Proceeds from bank overdrafts	4,516	19,210
Repurchase of common stock	(2,205)	(990)
Proceeds from exercise of stock options	45	184
Tax benefit from stock based awards	1,463	—
Purchase of non-controlling interests	(1,095)	(569)
Distributions to non-controlling interests	(5,197)	(1,357)
Net cash provided by financing activities	67,641	56,282

Net increase (decrease) in cash and cash equivalents	(8,200)	30,806

Cash and cash equivalents at beginning of period	22,635	68,223
Cash and cash equivalents at end of period	$14,435	$99,029

Supplemental Information
Cash paid for interest	$43,229	$49,712
Cash paid for taxes	$23,515	$10,819

V.  Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2015 and 2016

(In thousands, unaudited)

	2015	2016
Operating activities
Net income	$135,996	$125,270
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	13,969	20,476
Depreciation and amortization	104,981	145,311
Provision for bad debts	59,372	69,093
Equity in earnings of unconsolidated subsidiaries	(16,811)	(19,943)
Loss on early retirement of debt	—	11,626
Gain on sale of assets and businesses	(1,098)	(46,488)
Gain on sale of equity investment	(29,647)	(2,779)
Impairment of equity investment	—	5,339
Stock compensation expense	14,985	17,413
Amortization of debt discount, premium, and issuance costs	9,543	15,656
Deferred income taxes	(2,058)	(12,591)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(92,572)	(39,320)
Other current assets	(2,503)	17,450
Other assets	4,713	9,290
Accounts payable and accrued expenses	9,545	30,800
Net cash provided by operating activities	208,415	346,603

Investing activities
Acquisition of businesses, net of cash acquired	(1,061,628)	(472,206)
Purchases of property and equipment	(182,642)	(161,633)
Investment in businesses	(2,347)	(4,723)
Proceeds from sale of equity investment	33,096	3,779
Proceeds from sale of assets and businesses	1,767	80,463
Net cash used in investing activities	(1,211,754)	(554,320)

Financing activities
Borrowings on revolving facilities	1,135,000	575,000
Payments on revolving facilities	(895,000)	(655,000)
Net proceeds from term loans	623,575	795,344
Payments on term loans	(29,134)	(438,034)
Borrowings of other debt	13,374	27,721
Principal payments on other debt	(18,136)	(21,401)
Proceeds from bank overdrafts	6,869	10,746
Dividends paid to common stockholders	(13,129)	—
Repurchase of common stock	(15,827)	(2,929)
Proceeds from exercise of stock options	1,649	1,672
Tax benefit from stock based awards	1,846	—
Proceeds from issuance of non-controlling interests	217,065	11,846
Purchase of non-controlling interests	(1,095)	(2,099)
Distributions to non-controlling interests	(12,637)	(10,555)
Net cash provided by financing activities	1,014,420	292,311

Net increase in cash and cash equivalents	11,081	84,594

Cash and cash equivalents at beginning of period	3,354	14,435
Cash and cash equivalents at end of period	$14,435	$99,029

Supplemental Information
Cash paid for interest	$103,166	$142,640
Cash paid for taxes	$79,420	$70,756

VI.  Key Statistics

For the Three Months Ended December 31, 2015 and 2016

(unaudited)

	2015	2016	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	109	103
Rehabilitation hospitals (a)	18	20
Total specialty hospitals	127	123

Net operating revenues (,000)	$593,336	$560,221	(5.6)%

Number of patient days (b)	339,614	306,776	(9.7)%

Number of admissions (b)	14,218	12,840	(9.7)%

Net revenue per patient day (b)(c)	$1,588	$1,651	4.0%

Adjusted EBITDA (,000)	$86,048	$63,752	(25.9)%

Adjusted EBITDA margin	14.5%	11.4%

Outpatient Rehabilitation
Number of clinics — end of period (d)	1,038	1,611

Net operating revenues (,000)	$206,178	$249,654	21.1%

Number of visits (e)	1,339,123	2,047,646	52.9%

Revenue per visit (e)(f)	$103	$102	(1.0)%

Adjusted EBITDA (,000)	$23,558	$30,824	30.8%

Adjusted EBITDA margin	11.4%	12.3%

Concentra
Number of centers — end of period (g)	300	300

Net operating revenues (,000)	$239,424	$236,372	(1.3)%

Number of visits (g)	1,782,647	1,731,446	(2.9)%

Revenue per visit (g)(h)	$115	$119	3.5%

Adjusted EBITDA (,000)	$11,518	$24,929	116.4%

Adjusted EBITDA margin	4.8%	10.5%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospitals direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

VII.  Key Statistics

For the Years Ended December 31, 2015 and 2016

(unaudited)

	2015	2016	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	109	103
Rehabilitation hospitals (a)	18	20
Total specialty hospitals	127	123

Net operating revenues (,000)	$2,346,781	$2,289,482	(2.4)%

Number of patient days (b)	1,373,780	1,258,068	(8.4)%

Number of admissions (b)	56,570	52,381	(7.4)%

Net revenue per patient day (b)(c)	$1,569	$1,651	5.2%

Adjusted EBITDA (,000)	$327,623	$281,511	(14.1)%

Adjusted EBITDA margin	14.0%	12.3%

Outpatient Rehabilitation
Number of clinics — end of period: (d)	1,038	1,611

Net operating revenues (,000)	$810,009	$995,374	22.9%

Number of visits (e)	5,218,532	7,799,208	49.5%

Revenue per visit (e)(f)	$103	$102	(1.0)%

Adjusted EBITDA (,000)	$98,220	$129,830	32.2%

Adjusted EBITDA margin	12.1%	13.0%

Concentra
Number of centers — end of period (g)	300	300

Net operating revenues (,000)	$585,222	$1,000,624	N/M

Number of visits (g)	4,436,977	7,373,751	N/M

Revenue per visit (g)(h)	$114	$118	3.5%

Adjusted EBITDA (,000)	$48,301	$143,009	N/M

Adjusted EBITDA margin	8.3%	14.3%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospitals direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

N/M = Not Meaningful

VIII. Net Income to Adjusted EBITDA Reconciliation

For the Three Months and Years Ended December 31, 2015 and 2016

(In thousands, unaudited)

The presentation of Adjusted EBITDA income (loss) is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating units. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Concentra acquisition costs, Physiotherapy acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended December 31,		Year Ended December 31,
Non-GAAP Measure Reconciliation	2015	2016	2015	2016
Net income	$25,847	$20,481	$135,996	$125,270
Income tax expense	7,388	3,879	72,436	55,464
Interest expense	33,088	42,419	112,816	170,081
Non-operating gain	—	(5,557)	(29,647)	(42,651)
Equity in earnings of unconsolidated subsidiaries	(4,023)	(5,477)	(16,811)	(19,943)
Loss on early retirement of debt	—	—	—	11,626
Income from operations	62,300	55,745	274,790	299,847
Stock compensation expense:
Included in general and administrative	3,560	3,836	11,633	14,607
Included in cost of services	644	653	3,046	2,806
Depreciation and amortization	34,313	37,424	104,981	145,311
Physiotherapy acquisition costs	—	—	—	3,236
Concentra acquisition costs	—	—	4,715	—
Adjusted EBITDA	$100,817	$97,658	$399,165	$465,807

Specialty hospitals	$86,048	$63,752	$327,623	$281,511
Outpatient rehabilitation	23,558	30,824	98,220	129,830
Concentra	11,518	24,929	48,301	143,009
Other (a)	(20,307)	(21,847)	(74,979)	(88,543)
Adjusted EBITDA	$100,817	$97,658	$399,165	$465,807

(a)         Other primarily includes general and administrative costs.

IX. Reconciliation of Income per Common Share to Adjusted Income per Common Share

For the Three Months and Years Ended December 31, 2015 and 2016

(In thousands, except per share amounts, unaudited)

Adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measures of financial performance under GAAP.  Items excluded from adjusted net income available to common stockholders and adjusted income per common share — diluted shares are significant components in understanding and assessing financial performance. The Company believes that the presentation of adjusted net income available to common stockholders and adjusted income per common share — diluted shares is important to investors because it is reflective of the financial performance of our ongoing operations and provides better comparability of our results of operations between periods. Adjusted net income available to common stockholders and adjusted income per common share — diluted shares should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because adjusted net income available to common stockholders and adjusted income per common share — diluted shares is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, adjusted net income available to common stockholders and adjusted income per common share — diluted shares as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income available to common stockholders and income per common share — diluted shares to adjusted net income available to common stockholders and adjusted income per common share — diluted shares for Select Medical.  Adjusted net income available to common stockholders is defined as net income available to common shareholders before non-operating gain (loss) and gain (loss) on early retirement of debt.

	Three Months Ended December 31,
	2015	Per share (a)	2016	Per share (a)
Net income attributable to Select Medical Holdings Corporation	$29,327		$20,172
Earnings allocated to unvested restricted stockholders	898		649
Net income available to common stockholders	28,429	$0.22	19,523	$0.15

Adjustments:
Non-operating gains	—		(5,557)
Estimated income tax expense (b)	—		941
Earnings allocated to unvested restricted stockholders	—		148
Adjusted net income available to common stockholders	$28,429	$0.22	$15,055	$0.12
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share — diluted shares		$0.22		$0.12

Weighted average common shares outstanding:
Basic		127,292		128,274
Diluted		127,464		128,436

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)         Represents the estimated tax expense on the adjustments to net income.

Refer to Reconciliation of Income per Common Share to Adjusted Income per Common Share for the years ended December 31, 2015 and 2016 on the next page.

	Year Ended December 31,
	2015	Per share (a)	2016	Per share (a)
Net income attributable to Select Medical Holdings Corporation	$130,736		$115,411
Earnings allocated to unvested restricted stockholders	3,830		3,521
Net income available to common stockholders	126,906	$1.00	111,890	$0.88

Adjustments:
Non-operating gain:
Gain on sale of contract therapy	—		(33,933)
Other non-operating gains	(29,647)		(8,705)
Loss on early retirement of debt (b)	—		6,211
Estimated income tax expense (c)	11,419		1,273
Earnings allocated to unvested restricted stockholders	534		1,072
Adjusted net income available to common stockholders	$109,212	$0.86	$77,808	$0.61
Adjustment for dilution		(0.01)		(0.00)
Adjusted income per common share — diluted shares		$0.85		$0.61

Weighted average common shares outstanding:
Basic		127,478		127,813
Diluted		127,752		127,968

(a) Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b) Includes the loss on early retirement of Concentra’s debt, net of non-controlling interest.

(c)  Represents the estimated tax expense on the adjustments to net income.

X.  Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2017

(In millions, unaudited)

The following is a reconciliation of full year 2017 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table VIII for the definition of Adjusted EBITDA and a discussion of the Company’s use of Adjusted EBITDA in evaluating financial performance and determining resource allocation. Each item of expense presented in the table is an estimation of full year 2017 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income	$135	$159
Income tax expense	90	106
Interest expense	173	173
Equity in earnings of unconsolidated subsidiaries	(23)	(23)
Income from operations	$375	$415
Stock compensation expense	15	15
Depreciation and amortization	150	150
Adjusted EBITDA	$540	$580